UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

ENDWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-31635	95-4333817
(Commission File No.)	(IRS Employer Identification No.)

130 Baytech Drive San Jose, California 95134
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 522-3100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS;  ELECTION OF DIRECTORS; APPOINTMENTS OF CERTAIN OFFICERS;  COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 22, 2009, Endwave Corporation (“Endwave”) announced that its Board of Directors has appointed John J. Mikulsky as Endwave’s Chief Executive Officer, effective December 1, 2009.  Endwave’s current Chief Executive Officer, Edward A. Keible, Jr., will step down from his position effective November 30, 2009.  Mr. Mikulsky’s compensation will remain unchanged as a result of his new position.  Mr. Keible will be entitled to receive severance benefits pursuant to Endwave’s Senior Executive Officer Severance and Retention Plan.

Mr. Keible will also resign as Vice Chairman and a member of the Board of Directors, effective November 30, 2009, and Mr. Mikulsky will be appointed to the Board of Directors.  To the knowledge of Endwave’s executive officers, Mr. Keible’s resignation is not the result of any disagreement with Endwave on any matter relating to Endwave’s operations, policies or practices.

Mr. Mikulsky has served as Endwave’s Chief Operating Officer since August 2005 and as Endwave’s President since July 2009 and Executive Vice President from August 2005 to July 2009. From May 2001 until August 2005, Mr. Mikulsky served as Endwave’s Chief Marketing Officer and Executive Vice President, Marketing and Business Development. From May 1996 until April 2001, Mr. Mikulsky served as Endwave’s Vice President of Product Development. From 1993 until 1996, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Endwave Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDWAVE CORPORATION

Dated:	October 22, 2009	By:	/s/ CURT P. SACKS
Curt P. Sacks
		Title:	Chief Financial Officer and Senior Vice President